Exhibit 10.1

PCB BANCORP
STOCK OPTION AGREEMENT

2023 EQUITY BASED COMPENSATION PLAN

To:	Award Date:

We are pleased to notify you that PCB Bancorp, a California corporation (the “Company”), hereby grants to you an option to purchase any or all of _______ shares of the Common Stock of the Company (the “Shares”) at the exercise price of $_______ per share (the “Exercise Price”) pursuant to PCB Bancorp’s 2023 Equity Based Compensation Plan (the “Plan”).

This Stock Option Agreement (this “Agreement”) is subject to all the provisions of the Plan, and any term defined in the Plan and used herein with capitalized initials shall have the meaning given it in the Plan.

THIS OPTION IS:

A.    AN INCENTIVE STOCK OPTION ONLY IF THIS BLANK IS INITIALED BY THE COMPANY AT THE SAME TIME THIS AGREEMENT IS DELIVERED TO YOU _______.

OTHERWISE, IT IS A NON-QUALIFIED OPTION.

B.    A “DIRECTOR OPTION” ONLY IF THIS BLANK IS INITIALED AT THE TIME THIS AGREEMENT IS DELIVERED TO YOU_______. ALL DIRECTOR OPTIONS ARE NON-QUALIFIED OPTIONS, REGARDLESS OF ANY OTHER TERMS SET FORTH HEREIN.

The option may be exercised only in accordance with the terms of the Plan and this Agreement.

1.    Purpose of the Option.

The purposes of this option are to encourage you to high achievement in the service of the Company, to reward such achievement with a financial interest in the progress of the business, and to retain your valuable services for the benefit of the Company.

2.    Signature on Option Agreement.

This option cannot be exercised unless you first sign this document in the place provided and return it to Chief Financial Officer the Company. Signing and delivering this letter will not bind you to purchase any Shares. You can only become obligated to purchase Shares by exercising this option in the manner set forth in Section 3, below.

3.    Terms of Option and Exercise of Option.

Subject to the provisions of Section 4 and this Section 3, this option shall vest and become exercisable as to the following Shares on the following dates, subject to your continuous service with the Company:

Anniversary of Award Date	Options Vesting	Total Percentage of Shares as to which Options May be Exercised
1 year	20%	20%
2 years	20%	40%
3 years	20%	60%
3 years	20%	80%
5 years	20%	100%

Any portion of this option that you do not exercise will accumulate and can be exercised by you any time after vesting and before the 10th anniversary of the Award Date (the “Termination Date”). Any unexercised portion of this option will expire on Termination Date.

This option may be exercised by delivering to the Chief Financial Officer of the Company the following items:

(1) Your notice in writing, in a form satisfactory to the Company and signed by you, that you are exercising your option under the Plan. Such notice shall state the number of Shares you are purchasing..

(2) Payment to the Company of the aggregate Exercise Price for the number of Shares with respect to which the Option is then being exercised and any required withholding taxes with respect to such exercise. Payment shall be made (a) by the delivery of cash or check, including an amount to cover the withholding taxes with respect to such exercise, (b) by means of the withholding of Shares held or otherwise issuable upon exercise, (c) any other form of consideration approved by the Committee and permitted by applicable laws, or (d) any combination of the foregoing.

Upon receipt of all these items in proper form, the Company will issue and deliver to you, at its principal office a certificate for the Shares you purchased. Your new share certificate will be dated the same date that your option was validly exercised. The time for delivery may be postponed by the Company for such period as may be required for it with reasonable diligence to comply with any requirement of law. No fractional shares may be issued or delivered.

4.    Termination of Office or Employment.

If this option was granted to you while you were an employee or director of the Company or of an Affiliate, you may only exercise it if you have maintained continuous service from the date of the grant of this option until the date you seek to exercise it. For purposes of this Agreement, “Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424 of the Code. For purposes of this Agreement, your service shall be continuous for so long as you remains an employee or director of either the Company or any successor corporation or any Affiliate of the Company or any successor corporation. Any question as to whether and when there has been a termination of your Continuous Service, and the cause of such termination, shall be determined by the Committee, or its delegate, as appropriate, and its determination shall be final.

You may also exercise any vested portion of your option for up to 90 days after termination of Continuous Service (but not later than the date on which this option would otherwise expire), except as follows:

(a)    If your Continuous Service terminates for Just Cause, your rights to exercise this option expire on your termination date. For purposes of this section, the term “Just Cause” means any of the following: (i) material dishonesty with respect to any aspect of the Company’s or an Affiliate’s affairs or business, (ii) incompetence which actually results in substantial harm to the Company or an Affiliate or which could reasonably be expected to result in such harm, (iii) willful misconduct, (iv) breach of fiduciary duty involving personal profit,(v) intentional failure to perform stated duties, or (vi) willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final court order.

(b)    If your Continuous Service terminates by reason of your death, this option will be exercisable only as to those Shares vested at the time of your death and may be exercised within one year from the date of your death (but not later than the date on which the option would otherwise expire) by your executor or administrator or by the heirs to whom your rights under this option have passed by will or by the laws of descent and distribution.

(c)    If your Continuous Service terminates by reason of Permanent and Total Disability, as that term is defined in Section 22(e)(3) of the Code, this option will be exercisable only as to those Shares vested at the time of your Permanent and Total Disability and may be exercised within one year from the date such Permanent and Total Disability began, but not later than the date on which the option would otherwise expire.

5.    Nontransferability of Option.

Your option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution, or pursuant to the terms of a “qualified domestic relations order” (within the meaning of Section 414(p) of the Code and the regulations and rulings thereunder). This option may be exercised only by you, your personal representative or heirs, or a permitted transferee. Any person who obtains the right to exercise this option will be subject to and bound by the terms of this Agreement and of the Plan.

6.    Adjustment of and Changes in the Shares.

(a)    Recapitalizations, Stock Splits and Other Changes to Capital. The number and kind of shares reserved for issuance under the Plan, and the number and kind of shares subject to outstanding Awards (and the Exercise Price thereof), shall be proportionately adjusted for any increase, decrease, change or exchange of Shares for a different number or kind of shares or other securities of the Company which results from a merger, consolidation, recapitalization, reorganization, reclassification, stock dividend, stock split, combination of shares, or similar event in which the number or kind of shares is changed without the receipt or payment of consideration by the Company.

(b)    Transactions in which the Company is Not the Surviving Entity. In the event of (i) the liquidation or dissolution of the Company, (ii) a merger or consolidation in which the Company is not the surviving entity, (iii) the sale or disposition of all or substantially all of the Company’s assets or (iv) a tender offer or acquisition by one person or a group of persons acting in concert of more than 50% of the Company’s outstanding Shares (any of the foregoing to be referred to herein as a “Transaction”) that occurs while this Plan remains in force or any part of your option has not been exercised, the Committee will notify you of the pendency of the Transaction. Upon delivery of that notice and provided that the date of the Transactions is more than three years after the granting of your option, you will be entitled to purchase all Shares covered by your option but not previously purchased, whether your option to purchase them was previously vested or unvested. At the close of business on the 30th day after such notice is given, this option will terminate to the extent you have not exercised it, unless provision is made in connection with the Transaction for a successor to assume existing options, pay for them or grant substitute options on its own stock or that of its parent or subsidiary. The Company has no obligation to make any such provision. The provisions of this subsection (b) shall not apply if the Company is the surviving entity in any such Transaction or if the Transaction occurs within three years of the grant of your option.

(c)    Special Rule for Incentive Stock Options. Any adjustment made pursuant to subsections (a) or (b) hereof shall be made in such a manner as not to constitute a modification, within the meaning of Section 424(h) of the Code, of outstanding Incentive Stock Options.

(d)    Conditions and Restrictions on New, Additional or Different Shares or Securities. If, by reason of any adjustment made pursuant to this Section 6, a Participant becomes entitled to new, additional or different shares of stock or securities, such new, additional or different shares of stock or securities shall thereupon be subject to all of the conditions and restrictions which were applicable to the Shares pursuant to the Award before the adjustment was made.

(e)    Other Issuances. Except as expressly provided in this Section 6, the issuance by the Company of shares of stock of any class, or of securities convertible in to Shares or securities of another class, for cash, property or any lawful consideration, either upon direct sale or upon the exercise of rights or warrants to purchase the same, shall have no effect upon, and no adjustment shall be made with respect to, the number, class, Exercise Price or other characteristics of Shares then subject to this option or reserved for issuance under the Plan.

7.    Subject to Terms of the Plan.

This Agreement and the option granted hereby are subject in all respects to the terms and conditions of the Plan. In the event of any conflict or inconsistency between this Agreement and the terms of the Plan, the terms of the Plan will control. Your signature below represents your acknowledgment of receipt of a copy of the Plan and your agreement to the terms of the Plan and of this Agreement. Any determination of the Committee with respect to any questions concerning the application, administration or interpretation of the Plan will be conclusive and binding on the Company and you. Ay dispute or disagreement which shall arise under, or as a result of, or pursuant to, this Agreement, shall be finally and conclusively determined by the Committee in its sole discretion, and such determination shall be binding upon all parties.

8.    Tax Effects.

THE FEDERAL TAX CONSEQUENCES OF STOCK OPTIONS ARE COMPLEX AND SUBJECT TO CHANGE. A TAXPAYER’S PARTICULAR SITUATION MAY BE SUCH THAT SOME VARIATION OF THE GENERAL RULE IS APPLICABLE. ACCORDINGLY, A PARTICIPANT SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR BEFORE EXERCISING ANY OPTION OR DISPOSING OF ANY SHARES ACQUIRED UPON THE EXERCISE OF AN OPTION.

9.    Rights as a Shareholder or Employee.

You have no rights as a shareholder of the Company with respect to any Shares until the date of the issuance and delivery to you of a stock certificate for such Shares. The existence of this option shall neither create nor imply a right to continued employment with the Company.

10.    Notification of Sale.

You agree that you will notify the Company not more than five (5) days before any sale or disposition of any Shares acquired upon exercise of this option.

11.    Entire Agreement.

This Agreement, the Plan, your election notice(s) executed and properly delivered to the Company, and, if applicable, any employment agreement between you and the Company or any Affiliate, together contain the entire agreement of the parties with respect to the subject matter hereof, and supersede any prior agreements. No representation, understanding, assurance or other agreement of any kind will have any effect if not set forth herein or in the Plan.

12.    Amendment.

This Agreement may only be amended by means of a writing signed by you and by a duly authorized representative of the Company.

13.    Choice of Law; Venue.

This Agreement is made in California and shall be interpreted and applied under the laws of this state. Subject to Section 14, any legal action or proceeding of any kind arising out of or in connection with this Agreement must be brought in a court located in the County of Los Angeles, California.

14.    Arbitration.

Any dispute arising out of or in connection with this Agreement shall be resolved by binding arbitration at Los Angeles, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

15.    Clawback Policy.

Notwithstanding any other provision of this Agreement to the contrary, any cash incentive compensation, any option and/or Shares issued hereunder, and/or any amount received with respect to any sale of any such Shares, shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with terms of any clawback policy adopted by the Company under the terms of the rules of Securities and Exchange Commission or to comply with the rules of the Nasdaq Stock Market as may be amended from time to time (collectively, the “Policy”). You agree and consent to the Company’s application, implementation and enforcement of (i) the Policy or any similar policy established by the Company that may apply to you and (ii) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, and you expressly agree that the Company may take such actions as are permitted under the Policy or any similar policy (as applicable to you) or applicable law without further consent or action being required by you. To the extent that the terms of this Agreement and the Policy or any similar policy conflict, then the terms of the policy shall prevail.

PCB Bancorp,
A California corporation

By:
Name:
Title:

Agreed to as of this ___th day
of ______________

Participant: